Exhibit 99.1

COVANTA HOLDING CORPORATION REPORTS
2013 SECOND QUARTER RESULTS

2013 GUIDANCE REAFFIRMED

MORRISTOWN, NJ, July 17, 2013 - Covanta Holding Corporation (NYSE: CVA) ("Covanta" or the "Company"), a leading global owner and operator of Energy-from-Waste ("EfW") projects, reported financial results today for the three and six months ended June 30, 2013.

Three Months Ended June 30,
	2013	2012
(Unaudited, $ in millions, except per share amounts)
Revenue	$ 413	$ 410
Net (Loss) Income from Continuing Operations	$ (38)	$ 19
Adjusted EBITDA	$ 120	$ 125
Free Cash Flow	$ 18	$ 17
Adjusted EPS	$ 0.10	$ 0.15

Q2 2013 Highlights:

•	$8 million financial benefit from power purchase agreement (PPA) buyout

•	Signed 15 year extension for MacArthur EfW facility service fee contract and completed additional bundled services agreements in New England

•	Achieved 40% year-over-year growth in non-ferrous metal tons recovered

•	Strategic shift on UK development; GAAP charges of $49 million

•	Reaffirming FY2013 guidance

Commenting on Covanta's results, Anthony Orlando, President and Chief Executive Officer stated, “We achieved solid results this quarter. Operating performance was in line with our expectations and key financial metrics came in slightly better than expected, as we had a modest benefit from a power purchase agreement buyout. Furthermore, I'm pleased with the progress on all of our organic growth initiatives and look forward to a strong second half of the year.”

Q2 2013 Results
Operating revenues of $413 million increased $3 million compared to the prior year. This increase was primarily due to the execution of organic growth initiatives, such as special waste and metal recovery, the Honolulu expansion unit coming online, and contract escalations. This increase was partially offset by lower construction revenue, lower revenues earned to service project debt and lower spot waste pricing. The benefit from higher energy market pricing was almost entirely offset by lower metal market pricing.

Excluding impairment and restructuring charges outlined in Exhibit 4A - Note (a) of this press release1, operating expenses of $356 million increased $2 million compared to the prior year. The increase was driven by the timing of scheduled plant maintenance expense and higher depreciation and amortization expense. These higher costs were partially offset by an $8 million benefit related to a PPA buyout.

Excluding the impairment and restructuring charges noted above, operating income increased by $1 million to $57 million compared to $56 million in the prior year. This increase was due to the drivers noted above.

Adjusted EBITDA decreased by $5 million to $120 million driven by the timing of scheduled plant maintenance expense, lower construction profit and lower debt service pass through billings. These factors were partially offset by an $8 million benefit related to a PPA buyout and the impact of organic growth initiatives.

Free Cash Flow increased by $1 million to $18 million for the three month comparative period. The increase was primarily driven by the timing of construction working capital and lower maintenance capital expenditures, which were partially offset by lower Adjusted EBITDA and higher cash interest.

Adjusted EPS declined by $0.05 to $0.10 versus the prior year period, primarily due to lower equity income.

Year-to-Date Results
For the six months ended June 30, 2013, total operating revenues decreased 2% to $786 million. Free Cash Flow was $43 million for the year-to-date period compared to $94 million for the same period last year. Adjusted EBITDA was $178 million compared to $199 million for the same period last year and Adjusted EPS was $(0.11) compared to $0.06 in 2012.

Shareholder Returns and Liquidity
During the second quarter, the Company returned $32 million to shareholders, consisting of $22 million in cash dividends declared and $10 million in share repurchases (0.4% of common stock outstanding). Since the inception of its buyback program in July 2010, the Company has repurchased 27.5 million shares, or 17.8% of shares outstanding, at a weighted average cost of $16.22 per share. As of June 30, 2013, Covanta had $116 million of share repurchase authorization remaining.

Sanjiv Khattri, Covanta's Executive Vice-President and Chief Financial Officer, commented, “The majority of our annual scheduled maintenance has been successfully completed and our investments in organic growth are gaining traction, including a 40 percent year-over-year increase in non-ferrous metal recovery. All of this gives me confidence that our performance will be consistent with full year guidance ranges.”

1 In Q2 2013, we recorded non-cash write-offs, as well as severance and other restructuring expenses, totaling approximately $53 million. For additional information, see Exhibit 4A - Note (a) of this press release.

2013 Full Year Guidance
The Company is reaffirming its guidance for 2013 for the following key metrics:

(In millions, except per share amounts)

Metric	FY 2012 Actual	FY 2013 Guidance Range	% Change At Midpoint
Adjusted EBITDA	$ 492	$ 500 - $ 530	5%
Free Cash Flow	$ 262	$ 250 - $ 280	1%
Adjusted EPS	$ 0.52	$ 0.40 - $ 0.50	(13)%

Conference Call Information
Covanta will host a conference call at 8:30 am (Eastern) on Thursday, July 18, 2013 to discuss its second quarter results. The conference call will begin with prepared remarks, which will be followed by a question and answer session. To participate, please dial 800-860-2442 approximately 10 minutes prior to the scheduled start of the call. If calling from Canada, please dial 866-605-3852. If calling outside of the United States and Canada, please dial 412-858-4600. Please request the “Covanta Holding Corporation call” when prompted by the conference call operator. The conference call will also be webcast live from the Investor Relations section of the Company's website. A presentation will be made available during the call and will be found on the Investor Relations section of the Covanta website at www.covantaenergy.com.

A replay will be available one hour after the end of the conference call through 9:00 AM (Eastern) Friday, July 26, 2013. To access the replay, please dial 877-344-7529, or from outside of the United States 412-317-0088 and use the replay conference ID number 10029940. The webcast will also be archived on www.covantaenergy.com.

About Covanta
Covanta Holding Corporation (NYSE: CVA) is an internationally recognized owner and operator of large-scale Energy-from-Waste and renewable energy projects and a recipient of the Energy Innovator Award from the U.S. Department of Energy's Office of Energy Efficiency and Renewable Energy. Covanta's 44 Energy-from-Waste facilities provide communities with an environmentally sound solution to their solid waste disposal needs by using that municipal solid waste to generate clean, renewable energy. Annually, Covanta's modern Energy-from-Waste facilities safely and securely convert approximately 20 million tons of waste into 9 million megawatt hours of clean renewable electricity and approximately 9 billion pounds of steam that are sold to a variety of industries. For more information, visit www.covantaenergy.com.

Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) or in releases made by the Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Covanta Holding Corporation and its subsidiaries (“Covanta”) or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. For additional information see the Cautionary Note Regarding Forward-Looking Statements at the end of the Exhibits.

Investor Contacts
Alan Katz
1.862.345.5456

Clare Rauseo
1.862.345.5236

IR@covantaenergy.com

Media Contact
Jill Stueck
1.862.345.5487

Covanta Holding Corporation	Exhibit 1
Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(Unaudited) (In millions, except per share amounts)
Operating revenues
Waste and service revenues	$259	$262	$490	$500
Recycled metals revenues	17	18	33	38
Electricity and steam sales	103	91	205	182
Other operating revenues	34	39	58	82
Total operating revenues	413	410	786	802
Operating expenses
Plant operating expenses	252	243	533	510
Other operating expenses	25	30	41	69
General and administrative expenses	26	25	50	50
Depreciation and amortization expense	52	49	105	99
Net interest expense on project debt	4	7	7	15
Net write-offs (a)	50	—	51	—
Total operating expenses	409	354	787	743
Operating income (loss)	4	56	(1)	59
Other income (expense)
Interest expense	(29)	(24)	(58)	(42)
Non-cash convertible debt related expense	(7)	(7)	(14)	(13)
Loss on extinguishment of debt	—	—	(1)	(2)
Other income, net	—	—	—	3
Total other expenses	(36)	(31)	(73)	(54)
(Loss) income from continuing operations before income tax expense (benefit) and equity in net income from unconsolidated investments	(32)	25	(74)	5
Income tax (expense) benefit	(7)	(11)	10	(3)
Equity in net income from unconsolidated investments	1	5	—	6
(Loss) income from continuing operations	(38)	19	(64)	8
Loss from discontinued operations, net of income tax expense of $0, $1, $0 and $1, respectively	—	(2)	—	(2)
Net (Loss) Income	(38)	17	(64)	6
Less: Net loss from continuing operations attributable to noncontrolling interests in subsidiaries	—	1	1	—
Net (Loss) Income Attributable to Covanta Holding Corporation	$(38)	$18	$(63)	$6

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(Unaudited) (In millions, except per share amounts)
Amounts Attributable to Covanta Holding Corporation stockholders:
Continuing operations	$(38)	$20	$(63)	$8
Discontinued operations	—	(2)	—	(2)
Net (Loss) Income Attributable to Covanta Holding Corporation	$(38)	$18	$(63)	$6

(Loss) Earnings Per Share Attributable to Covanta Holding Corporation stockholders:
Basic
Continuing operations	$(0.30)	$0.15	$(0.49)	$0.06
Discontinued operations	—	(0.01)	—	(0.01)
Covanta Holding Corporation	$(0.30)	$0.14	$(0.49)	$0.05
Weighted Average Shares	129	133	129	133

Diluted
Continuing operations	$(0.30)	$0.15	$(0.49)	$0.06
Discontinued operations	—	(0.01)	—	(0.01)
Covanta Holding Corporation	$(0.30)	$0.14	$(0.49)	$0.05
Weighted Average Shares	129	134	129	134

Cash Dividend Declared Per Share:	$0.165	$0.15	$0.33	$0.30

Supplemental Information - Non-GAAP
Adjusted EPS (b)	$0.10	$0.15	$(0.11)	$0.06

(a) For additional information, see Exhibit 4A - Note (a) of this Press Release
(b) For additional information, see Exhibit 4 of this Press Release.

Covanta Holding Corporation	Exhibit 2
Condensed Consolidated Balance Sheets

	As of
	June 30, 2013	December 31, 2012
	(Unaudited)
	(In millions, except per share amounts)
ASSETS
Current:
Cash and cash equivalents	$205	$246
Restricted funds held in trust	58	53
Receivables (less allowances of $8 and $6, respectively)	286	256
Unbilled service receivables	15	18
Deferred income taxes	37	18
Note Hedge	141	—
Prepaid expenses and other current assets	110	97
Total Current Assets	852	688
Property, plant and equipment, net	2,570	2,561
Investments in fixed maturities at market (cost: $35 and $36, respectively)	35	36
Restricted funds held in trust	150	161
Unbilled service receivables	13	17
Waste, service and energy contracts, net	380	399
Other intangible assets, net	22	23
Goodwill	249	249
Investments in investees and joint ventures	43	49
Other assets	176	343
Total Assets	$4,490	$4,526
LIABILITIES AND EQUITY
Current:
Current portion of long-term debt	$577	$3
Current portion of project debt	68	80
Accounts payable	49	41
Accrued expenses and other current liabilities	237	236
Total Current Liabilities	931	360
Long-term debt	1,573	2,012
Project debt	221	237
Deferred income taxes	702	691
Waste and service contracts	30	35
Other liabilities	135	136
Total Liabilities	3,592	3,471
Equity:
Covanta Holding Corporation stockholders' equity:
Preferred stock ($0.10 par value; authorized 10 shares; none issued and outstanding)	—	—
Common stock ($0.10 par value; authorized 250 shares; issued 159 and 159 shares, respectively; outstanding 130 and 132 shares, respectively)	16	16
Additional paid-in capital	788	806
Accumulated other comprehensive income	1	7
Accumulated earnings	92	222
Treasury stock, at par	(3)	(3)
Total Covanta Holding Corporation stockholders equity	894	1,048
Noncontrolling interests in subsidiaries	4	7
Total Equity	898	1,055
Total Liabilities and Equity	$4,490	$4,526

Covanta Holding Corporation	Exhibit 3
Condensed Consolidated Statements of Cash Flow

	Six Months Ended June 30,
	2013	2012
	(Unaudited, in millions)
OPERATING ACTIVITIES:
Net (loss) income	$(64)	$6
Less: Loss from discontinued operations, net of tax expense	—	(2)
(Loss) income from continuing operations	(64)	8
Adjustments to reconcile net (loss) income from continuing operations to net cash provided by operating activities from continuing operations:
Depreciation and amortization expense	105	99
Net write-offs (a)	51	—
Defined benefit pension plan settlement gain	(6)	—
Loss on extinguishment of debt	1	2
Non-cash convertible debt related expense	14	13
Stock-based compensation expense	9	10
Deferred income taxes	(7)	—
Other, net	3	(12)
Change in restricted funds held in trust	8	2
Change in working capital	(17)	22
Net cash provided by operating activities from continuing operations	97	144
Net cash provided by operating activities from discontinued operations	—	—
Net cash provided by operating activities	97	144
INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(97)	(66)
Acquisition of noncontrolling interest in subsidiary	(14)	—
Acquisition of land use rights	—	(1)
Other, net	(14)	6
Net cash used in investing activities from continuing operations	(125)	(61)
Net cash provided by investing activities from discontinued operations	—	11
Net cash used in investing activities	(125)	(50)
FINANCING ACTIVITIES:
Proceeds from borrowings on long-term debt	—	699
Payment of deferred financing costs	(1)	(24)
Principal payments on long-term debt	(2)	(620)
Principal payments on project debt	(29)	(39)
Convertible debenture repurchases	—	(25)
Payments of borrowings on revolving credit facility	(206)	(15)
Proceeds from borrowings on revolving credit facility	292	15
Change in restricted funds held in trust	(3)	(1)
Cash dividends paid to stockholders	(22)	(31)
Common stock repurchased	(34)	(59)
Financing of insurance premiums, net	—	(7)
Other, net	(8)	1
Net cash used in financing activities from continuing operations	(13)	(106)
Net cash used in financing activities from discontinued operations	—	(2)
Net cash used in financing activities	(13)	(108)
Effect of exchange rate changes on cash and cash equivalents	—	—
Net decrease in cash and cash equivalents	(41)	(14)
Cash and cash equivalents at beginning of period	246	234
Cash and cash equivalents at end of period	$205	$220

(a) For additional information, see Exhibit 4A - Note (a) of this Press Release.

Covanta Holding Corporation	Exhibit 4
Reconciliation of Diluted (Loss) Earnings Per Share to Adjusted EPS

	Three Months Ended June 30,		Six Months Ended June 30,		Full Year Estimated 2013
	2013	2012	2013	2012
	(Unaudited)
Continuing Operations - Diluted (Loss) Earnings Per Share	$(0.30)	$0.15	$(0.49)	$0.06	$0.02 - $0.12
Reconciling Items (a)	0.40	—	0.38	—	0.38
Adjusted EPS	$0.10	$0.15	$(0.11)	$0.06	$0.40 - $0.50

(a) For details related to the Reconciling Items, see Exhibit 4A of this Press Release.

Covanta Holding Corporation	Exhibit 4A
Reconciling Items

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(Unaudited) (In millions, except per share amounts)
Reconciling Items
Operating loss related to insurance subsidiaries	$1	$—	$1	$1
Net write-offs (a)	50	—	51	—
UK severance and other restructuring (a)	3	—	3	—
Defined benefit pension plan settlement gain	—	—	(6)	—
Loss on extinguishment of debt	—	—	1	2
Effect of foreign exchange gain on indebtedness	—	—	—	(3)
Other	—	1	—	1
Total Reconciling Items, pre-tax	54	1	50	1
Pro forma income tax impact (b)	(2)	(1)	—	(1)
Total Reconciling Items, net of tax	$52	$—	$50	$—

Diluted Earnings Per Share Impact	$0.40	$—	$0.38	$—
Weighted Average Diluted Shares Outstanding	129	134	129	134

(a) During the three months ended June 30, 2013, we recorded non-cash write-offs totaling approximately $50 million comprised of $46 million of capitalized development costs and land related to United Kingdom development projects which we ceased to pursue in their current form and $4 million associated with funds advanced related to the Harrisburg EfW facility. In addition, we recorded approximately $3 million of severance and other restructuring expenses related to the United Kingdom development office which was recorded to general and administrative expenses.

(b) There is no expected tax benefit from the non-cash write-off related to the UK development costs. As a result, this non-cash write-off is significant to the effective tax rate. Accordingly, we are presenting this proforma calculation of the income tax effect from the total non-cash write-offs in the second quarter of 2013 to illustrate the proforma impact upon income tax expense and net income. The proforma income tax impact represents the tax provision amount related to the overall tax provision calculated without the non-cash write-offs when compared to the tax provision reported under GAAP in the condensed consolidated statement of operations.

Covanta Holding Corporation	Exhibit 4B
Effective Tax Rate ("ETR")

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(Unaudited)
Effective Tax Rate (a)	(23)%	42%	13%	60%

(a) The effective income tax rate (“ETR”) was (23)% and 42% for the three months ended June 30, 2013 and 2012, respectively, and 13% and 60% for the six months ended June 30, 2013 and 2012, respectively. The non-cash write-off of United Kingdom development costs, has no corresponding tax benefit. The ETR for the three and six month periods ended June 30, 2013, excluding the impact of the non-cash write-off of United Kingdom development costs and other foreign losses for which we cannot recognize a tax benefit, would have been approximately 38% and 48%, respectively.

Covanta Holding Corporation	Exhibit 5
Reconciliation of Net (Loss) Income to Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,		Full Year Estimated 2013
	2013	2012	2013	2012
	(Unaudited, in millions)
Net (Loss) Income from Continuing Operations Attributable to Covanta Holding Corporation	$(38)	$20	$(63)	$8	$4 - $17

Operating loss related to insurance subsidiaries	1	—	1	1	(5) - 0

Depreciation and amortization expense	52	49	105	99	220 - 210

Debt service:
Net interest expense on project debt	4	7	7	15
Interest expense	29	24	58	42
Non-cash convertible debt related expense	7	7	14	13
Subtotal debt service	40	38	79	70	171 - 155

Income tax expense (benefit)	7	11	(10)	3	40 - 65

Net write-offs (a)	50	—	51	—	51

Severance related to UK Restructuring (a)	3	—	3	—	3

Defined benefit pension plan settlement gain	—	—	(6)	—	(6)

Loss on extinguishment of debt	—	—	1	2	1

Net (loss) income attributable to noncontrolling interests in subsidiaries	—	(1)	(1)	—	3 - 8

Other adjustments:
Debt service billings in excess of revenue recognized	1	—	8	6
Non-cash compensation expense	4	5	9	10
Other non-cash items (b)	—	3	1	—
Subtotal other adjustments	5	8	18	16	18 - 26

Total adjustments	158	105	241	191
Adjusted EBITDA	$120	$125	$178	$199	$500 - $530

(a) For additional information, see Exhibit 4A - Note (a) of this Press Release.
(b) Includes certain non-cash items that are added back under the definition of Adjusted EBITDA in Covanta Energy Corporation's credit agreement.

Covanta Holding Corporation	Exhibit 6
Reconciliation of Cash Flow Provided by Operating Activities to Free Cash Flow

	Three Months Ended June 30,		Six Months Ended June 30,		Full Year Estimated 2013
	2013	2012	2013	2012
	(Unaudited, in millions)
Cash flow provided by operating activities from continuing operations	$35	$40	$97	$144	$325 - $360
Plus: Cash flow used in operating activities from insurance subsidiaries	2	1	3	2	5 - 10
Less: Maintenance capital expenditures (a)	(19)	(24)	(57)	(52)	(80) - (90)
Free Cash Flow	$18	$17	$43	$94	$250 -$280

Weighted Average Diluted Shares Outstanding	129	134	129	134

Uses of Free Cash Flow
Investments:
Acquisition of noncontrolling interest in subsidiary	$—	$—	$(14)	$—
Non-maintenance capital expenditures (b)	(15)	(10)	(40)	(14)
Acquisition of land use rights (b)	—	—	—	(1)
Other investing activities, net (c)	(4)	5	(14)	6
Total investments	$(19)	$(5)	$(68)	$(9)

Return of capital to stockholders:
Cash dividends paid to stockholders	$(22)	$(21)	$(22)	$(31)
Common stock repurchased	(10)	(29)	(34)	(59)
Total return of capital to stockholders	$(32)	$(50)	$(56)	$(90)

Capital raising activities:
Net proceeds from issuance of corporate debt (d)	$—	$(1)	$—	$675
Other financing activities, net	4	2	(9)	1
Net proceeds from capital raising activities	$4	$1	$(9)	$676

Debt repayments:
Net cash used for scheduled principal payments on corporate debt	$(1)	$(1)	$(2)	$(24)
Net cash used for scheduled principal payments on project debt (e)	(13)	(15)	(32)	(40)
Optional repayment of corporate debt (f)	—	—	—	(621)
Total debt repayments	$(14)	$(16)	$(34)	$(685)

Borrowing activities - Revolving credit facility, net	$39	$—	$86	$—

Short-term borrowing activities - Financing of insurance premiums, net	$—	$(4)	$—	$(7)

Effect of exchange rate changes on cash and cash equivalents	$—	$—	$—	$—

Net change in cash and cash equivalents from continuing operations	$(4)	$(57)	$(38)	$(21)

(a)  Purchases of property, plant and equipment are also referred to as capital expenditures. Capital expenditures that primarily maintain existing facilities are classified as maintenance capital expenditures. The following table provides the components of total purchases of property, plant and equipment:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Maintenance capital expenditures	$(19)	$(24)	$(57)	$(52)
Capital expenditures associated with organic growth initiatives and technology development (b)	(15)	(7)	(40)	(11)
Capital expenditures - other (b)	—	(3)	—	(3)
Total purchases of property, plant and equipment	$(34)	$(34)	$(97)	$(66)

(b)  Growth investments includes investments in growth opportunities, including organic growth initiatives, technology, business development, and other similar expenditures, net of capital expenditures associated with property insurance events.

Capital expenditures associated with organic growth initiatives and technology development	$(15)	$(7)	$(40)	$(11)
Capital expenditures - other	—	(3)	—	(3)
Total non-maintenance capital expenditures	(15)	(10)	(40)	(14)
Acquisition of land use rights	—	—	—	(1)
Less: Capital expenditures associated with property insurance events	—	3	—	3
Total growth investments	$(15)	$(7)	$(40)	$(12)

(c) Other investing activities is primarily comprised of net payments from the purchase/sale of investment securities and business development expenses.

(d) Excludes borrowings under Revolving Credit Facility. Calculated as follows:

Proceeds from borrowings on long-term debt	$—	$—	$—	$699
Less: Financing costs related to issuance of long-term debt	—	(1)	—	(24)
Net proceeds from issuance of corporate debt	$—	$(1)	$—	$675

(e) Calculated as follows:

Total scheduled principal payments on project debt	$(13)	$(2)	$(29)	$(39)
Increase in related restricted funds held in trust	—	(13)	(3)	(1)
Net cash used for principal payments on project debt	$(13)	$(15)	$(32)	$(40)

(f) Calculated as follows:

Redemption of Term Loan due 2014	$—	$—	$—	$(619)
Redemption of Convertible Debentures	—	—	—	(2)
Total optional repayment of corporate debt	$—	$—	$—	$(621)

Covanta Holding Corporation	Exhibit 6A
Growth Investments

Growth investments includes investments in growth opportunities, including organic growth initiatives, technology, business development, and other similar expenditures, net of capital expenditures associated with property insurance events.

	Twelve Months Ended December 31, 2012	Six Months Ended June 30, 2013	Full Year Estimated 2013
	(Unaudited, in millions)
Capital expenditures associated with organic growth initiatives and technology development	$27	$40
Capital expenditures - other	14	—
Total non-maintenance capital expenditures	41	40
Acquisition of land use rights	1	—
Other growth investments	2	—
Less: Capital expenditures associated with property insurance events	(13)	—
Organic growth investments	31	40
Acquisition of businesses, net of cash acquired	94	—
Total growth investments	$125	$40	$75 -$100

Covanta Holding Corporation	Exhibit 7
Capitalization Information

	As of
	June 30, 2013	December 31, 2012
	(Unaudited, in millions)
Cash and Cash Equivalents:
Domestic	$18	$12
International	181	215
Insurance Subsidiary	6	19
Total Cash and Cash Equivalents	$205	$246

Restricted Funds Held in Trust: (a)
Debt Service Funds - Principal	$74	$72
Debt Service Funds - Interest	4	6
Debt Service Funds - Total	78	78
Revenue Funds	8	9
Other Funds	122	127
Total Restricted Funds Held in Trust	$208	$214

(a) Restricted funds held in trust are primarily amounts received by third-party trustees relating to certain projects we own which may be used only for specified purposes. We generally do not control these accounts. They primarily include debt service reserves for payment of principal and interest on project debt. Revenue funds are comprised of deposits of revenues received with respect to projects prior to their disbursement. Other funds are primarily amounts held in trust for operations, maintenance, environmental obligations, operating lease reserves in accordance with agreements with our clients and amounts held for future scheduled distributions.

				Exhibit 7A

	As of June 30, 2013		As of December 31, 2012
	Face Value	Book Value	Face Value	Book Value
	(Unaudited, in millions)
Corporate Debt:
Revolving Credit Facility	$146	$146	$60	$60
Term Loan due 2019	296	295	298	297
7.25% Senior Notes due 2020	400	400	400	400
6.375% Senior Notes due 2022	400	400	400	400
3.25% Cash Convertible Senior Notes due 2014	460	574	460	523
Sub-total	$1,702	$1,815	$1,618	$1,680
Tax-Exempt Bonds
4.875% Massachusetts Series 2012A due 2027	$20	$20	$20	$20
4.875% Massachusetts Series 2012B due 2042	67	67	67	67
5.25% Massachusetts Series 2012C due 2042	83	83	83	83
5.25% Niagara Series 2012A due 2042	130	130	130	130
4.00% Niagara Series 2012B due 2024	35	35	35	35
Sub-total Tax-Exempt Bonds	$335	$335	$335	$335
Total corporate debt (including current portion)	$2,037	$2,150	$1,953	$2,015

Project Debt:
Domestic project debt - service fee facilities	$194	$196	$223	$226
Domestic project debt - tip fee facilities	69	69	68	68
International project debt	24	24	23	23
Total project debt (including current portion)	$287	$289	$314	$317

Total Debt Outstanding	$2,324	$2,439	$2,267	$2,332

Net Debt (a)	$2,045		$1,949

Availability for Borrowings under the Revolving Credit Facility	$497		$584

(a) Net Debt is calculated as total principal amount of debt outstanding less cash and cash equivalents and debt service principal restricted funds.

Covanta Holding Corporation	Exhibit 8
Return to Stockholders
(Unaudited, in millions, except per share amounts and percentages)

During years ended December 31, 2010, 2011, 2012 and the quarters ended March 31 and June 30, 2013, the following amounts were returned to stockholders:
	Amount	Shares Repurchased	Weighted Average Cost Per Share	% of Common Stock Outstanding Repurchased
Common Stock Repurchased (a)
FY 2010	$95	6.1	$15.56	3.9%
FY 2011	$230	14.4	$15.99	9.6%
FY 2012	$88	5.3	$16.55	3.9%
Q1 2013	$24	1.2	$19.27	0.9%
Q2 2013	10	0.5	$19.62	0.4%
FY 2013 Sub-total	$34	1.7	$19.37	1.3%
Total Common Stock Repurchased	$447	27.5	$16.22	17.8%

Cash Dividends Declared to Stockholders
FY 2010	$233
FY 2011	$42
FY 2012	$81
Q1 2013	$22
Q2 2013 (b)	22
FY 2013 Sub-total	$44
Total Cash Dividends Declared to Stockholders	$400

Total Return to Stockholders	$847

(a) As of June 30, 2013, the amount remaining under our currently authorized share repurchase program was $116 million.

(b) On June 6, 2013, we authorized a quarterly cash dividend of $0.165 per share. The Q2 2013 payment was made on July 8, 2013 to stockholders of record as of the close of business on June 27, 2013.

Covanta Holding Corporation	Exhibit 9
Consolidated Reconciliation of Cash Flow Provided by Operating Activities to Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,		Full Year Estimated 2013
	2013	2012	2013	2012
	(Unaudited, in millions)
Cash flow provided by operating activities from continuing operations	$35	$40	$97	$144	$325 - $360

Cash flow used in operating activities from insurance subsidiaries	2	1	3	2	5 - 10

Debt service	40	38	79	70	171 - 155

Change in working capital	50	41	17	(22)
Change in restricted funds held in trust	1	—	(8)	(2)
Non-cash convertible debt related expense	(7)	(7)	(14)	(13)
Equity in net income from unconsolidated investments	1	5	—	6
Dividends from unconsolidated investments	(5)	(3)	(6)	(3)
Current tax provision	2	4	(3)	3
Other	1	6	13	14
Sub-total	43	46	(1)	(17)	(1) - 5
Adjusted EBITDA	$120	$125	$178	$199	$500 - $530

Covanta Holding Corporation - Americas Segment	Exhibit 10A
Statistics - (Unaudited, in millions, except percentages)

Boiler Availability

	Last Twelve Months as of June 30,
	2013	2012
EfW Facilities	92.2%	92.5%

Waste and Service Revenue

	Three Months Ended June 30,
	2013	2012
Waste and service revenue unrelated to project debt	$248	$250
Revenue earned explicitly to service project debt - principal	8	10
Revenue earned explicitly to service project debt - interest	1	2
Total waste and service revenue	$257	$262

Energy Revenue and Megawatt Hours (MWh) At Market and Contracted by Facility Type

	Three Months Ended June 30,
	2013			2012
	Revenue (a)	Volume (a), (b)	% of Total Volume	Revenue (a)	Volume (a), (b)	% of Total Volume
EfW
At Market	$9	0.25	17%	$16	0.30	22%
Contracted & Hedged	73	1.05	72%	57	0.90	68%
Total EfW	$82	1.30	89%	$73	1.20	90%
Biomass
At Market	$3	0.08	6%	$2	0.07	5%
Contracted	11	0.07	5%	8	0.07	5%
Total Biomass	$14	0.15	11%	$10	0.14	10%
Total	$96	1.45	100%	$83	1.34	100%

(a) Covanta share only
(b) Steam sales converted to MWh equivalents (0.2M MWh for both 2013 and 2012)

Projected Energy Megawatt Hours (MWh) At Market and Contracted by Facility Type (a)

Full Year 2013E As of July 17, 2013
EfW
At Market	0.9
Contracted & Hedged	4.5
Total EfW	5.4
Biomass (b)
At Market	0.4
Contracted	0.3
Total Biomass	0.7
Total	6.1

(a) Covanta share only
(b) Additional 0.3 million MWh of Biomass energy is economically dispatched, but available to run

Covanta Holding Corporation - Americas Segment	Exhibit 10B
Statistics - (Unaudited, in millions, except percentages, metal tons (in thousands), and pricing data in Economic Drivers Section)

Recycled Metal Net Revenue by Type (a)

	Last Twelve Months Ended June 30,
	2013	2012
Ferrous Metal	$53	$63
Non-Ferrous Metal	14	14
Total	$67	$77

(a) Covanta share only

Recycled Metal Net Tons Recovered by Type (a),(b)

	Last Twelve Months Ended June 30,
	2013	2012
Ferrous Metal	297.4	320.5
Non-Ferrous Metal	16.1	14.5
Total	313.5	335.0

(a) Net volume: Covanta share only
(b) Tons in thousands

Plant Operating Expenses Detail - Americas

The Americas segment quarterly plant operating expenses typically differs substantially as a result of the timing of scheduled plant maintenance. We typically conduct scheduled maintenance periodically each year, which requires that individual boiler units temporarily cease operations. During these scheduled maintenance periods, we incur material repair and maintenance expenses and receive less revenue until the boiler and/or turbine units resume operations. This scheduled maintenance typically occurs during periods of off-peak electric demand and/or lower waste volumes, which are our first, second and fourth fiscal quarters. The first half of the year scheduled maintenance period is typically the most extensive. The third quarter scheduled maintenance period is typically the least extensive. Given these factors, we typically experience our lowest operating income from our projects during the first half of each year. The aggregate of all other components of plant operating expense is relatively consistent each quarter of the year.

	Three Months Ended June 30,
	2013	2012
Plant Operating Expenses:
Plant maintenance (a)	$63	$56
All other	179	178
Plant operating expenses	$242	$234

(a) Plant maintenance costs include our internal maintenance team and non-facility employee costs for facility scheduled and unscheduled maintenance and repair expenses.

Published Industry U.S. Economic Drivers (a)
	As of June 30,
	2013	2012
Consumer Price Index (b)	1.8%	1.7%
PJM Pricing (Electricity) (c)	$41.15	$30.75
Henry Hub Pricing (Natural Gas) (d)	$4.01	$2.27
#1 HMS Pricing (Ferrous Metals) (e)	$334	$392

(a) While these drivers impact our business, there is not an exact correlation between our results and changes in these metrics.
(b) Represents the year-over-year percent change in the Headline CPI number. The Consumer Price Index (CPI-U) data is provided by the U.S. Department of Labor Bureau of Labor Statistics.
(c) Average price per MWh for Q2 2013 and Q2 2012. Pricing for the PJM PSEG Zone is provided by the PJM ISO.
(d) Average price per MMBtu for Q2 2013 and Q2 2012. The Henry Hub Pricing data is provided by the Natural Gas Weekly Update, Energy Information Administration, Washington, DC. Nebraska Energy Office, Lincoln, NE.

(e) Average price per gross ton for Q2 2013 and Q2 2012. The #1 Heavy Melt Steel (HMS) composite index ($/gross ton) price is published by American Metal Market.

Discussion of Non-GAAP Financial Measures

We use a number of different financial measures, both United States generally accepted accounting principles (“GAAP”) and non-GAAP, in assessing the overall performance of our business. To supplement our assessment of results prepared in accordance with GAAP, we use the measures of Adjusted EBITDA, Free Cash Flow, and Adjusted EPS, which are non-GAAP measures as defined by the Securities and Exchange Commission. The non-GAAP financial measures of Adjusted EBITDA, Free Cash Flow, and Adjusted EPS as described below, and used in the tables above, are not intended as a substitute or as an alternative to net income, cash flow provided by operating activities or diluted income per share as indicators of our performance or liquidity or any other measures of performance or liquidity derived in accordance with GAAP. In addition, our non-GAAP financial measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes.

The presentations of Adjusted EBITDA, Free Cash Flow and Adjusted EPS are intended to enhance the usefulness of our financial information by providing measures which management internally use to assess and evaluate the overall performance of its business and those of possible acquisition candidates, and highlight trends in the overall business.

Adjusted EBITDA

We use Adjusted EBITDA to provide further information that is useful to an understanding of the financial covenants contained in the credit facilities as of June 30, 2013 of our most significant subsidiary, Covanta Energy, through which we conduct our core waste and energy services business, and as additional ways of viewing aspects of its operations that, when viewed with the GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our core business. The calculation of Adjusted EBITDA is based on the definition in Covanta Energy’s credit facilities as of June 30, 2013, which we have guaranteed. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, as adjusted for additional items subtracted from or added to net income. Because our business is substantially comprised of that of Covanta Energy, our financial performance is substantially similar to that of Covanta Energy. For this reason, and in order to avoid use of multiple financial measures which are not all from the same entity, the calculation of Adjusted EBITDA and other financial measures presented herein are ours, measured on a consolidated basis for continuing operations, less the results of operations of our insurance subsidiaries.

Under the credit facilities as of June 30, 2013, Covanta Energy is required to satisfy certain financial covenants, including certain ratios of which Adjusted EBITDA is an important component. Compliance with such financial covenants is expected to be the principal limiting factor which will affect our ability to engage in a broad range of activities in furtherance of our business, including making certain investments, acquiring businesses and incurring additional debt. Covanta Energy was in compliance with these covenants as of June 30, 2013. Failure to comply with such financial covenants could result in a default under these credit facilities, which default would have a material adverse affect on our financial condition and liquidity.

These financial covenants are measured on a trailing four quarter period basis and the material covenants are as follows:
- maximum Covanta Energy leverage ratio of 4.00 to 1.00, which measures Covanta Energy’s Consolidated Adjusted Debt (which is the principal amount of its consolidated debt less certain restricted funds dedicated to repayment of project debt principal and construction costs) to its Adjusted EBITDA (which for purposes of calculating the leverage ratio and interest coverage ratio, is adjusted on a pro forma basis for acquisitions and dispositions made during the relevant period); and

- minimum Covanta Energy interest coverage ratio of 3.00 to 1.00, which measures Covanta Energy’s Adjusted EBITDA to its consolidated interest expense plus certain interest expense of ours, to the extent paid by Covanta Energy.

In order to provide a meaningful basis for comparison, we are providing information with respect to our Adjusted EBITDA for the three and six months ended June 30, 2013 and 2012, reconciled for each such period to net income from continuing operations and cash flow provided by operating activities from continuing operations, which are believed to be the most directly comparable measures under GAAP.

Free Cash Flow

Free Cash Flow is defined as cash flow provided by operating activities from continuing operations, excluding the cash flow provided by or used in our insurance subsidiaries, less maintenance capital expenditures, which are capital expenditures primarily to maintain our existing facilities. We use the non-GAAP measure of Free Cash Flow as a criterion of liquidity and performance-based components of employee compensation. We use Free Cash Flow as a measure of liquidity to determine amounts we can reinvest in our core businesses, such as amounts available to make acquisitions, invest in construction of new projects, make principal payments on debt, or amounts we can return to our stockholders through dividends and/or stock repurchases.

In order to provide a meaningful basis for comparison, we are providing information with respect to our Free Cash Flow for the three and six months ended June 30, 2013 and 2012, reconciled for each such period to cash flow provided by operating activities from continuing operations, which we believe to be the most directly comparable measure under GAAP.

Adjusted EPS

Adjusted EPS excludes certain income and expense items that are not representative of our ongoing business and operations, which are included in the calculation of Diluted Earnings Per Share in accordance with GAAP. The following items are not all-inclusive, but are examples of reconciling items in prior comparative and future periods. They would include the results of operations of our insurance subsidiaries, write-off of assets and liabilities, the effect of derivative instruments not designated as hedging instruments, significant gains or losses from the disposition or restructuring of businesses, gains and losses on assets held for sale, transaction-related costs, income and loss on the extinguishment of debt and other significant items that would not be representative of our ongoing business.

We will use the non-GAAP measure of Adjusted EPS to enhance the usefulness of our financial information by providing a measure which management internally uses to assess and evaluate the overall performance and highlight trends in the ongoing business.

In order to provide a meaningful basis for comparison, we are providing information with respect to our Adjusted EPS for the three and six months ended June 30, 2013 and 2012, reconciled for each such period to diluted income per share from continuing operations, which is believed to be the most directly comparable measure under GAAP.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this press release constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) or in releases made by the Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Covanta Holding Corporation and its subsidiaries (“Covanta”) or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “will,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Covanta cautions investors that any forward-looking statements made by us are not guarantees or indicative of future performance. Important factors, risks and uncertainties that could cause actual results to differ materially from those forward-looking statements include, but are not limited to:

•	fluctuations in the prices of energy, waste disposal, scrap metal and commodities;

•	adoption of new laws and regulations in the United States and abroad, including energy laws, environmental laws, labor laws and healthcare laws;

•	the fee structures of our contracts;

•	our ability to avoid adverse publicity relating to our business expansion efforts;

•	advances in technology;

•
difficulties in the operation of our facilities, including fuel supply and energy delivery interruptions, failure to obtain regulatory approvals, equipment failures, labor disputes and work stoppages, and weather interference and catastrophic events;

•	failure to maintain historical performance levels at our facilities and our ability to retain the rights to operate facilities we do not own;

•	difficulties in the financing, development and construction of new projects and expansions, including increased construction costs and delays;

•	our ability to realize the benefits of long-term business development and bear the costs of business development over time;

•	the scalability of our business;

•	limits of insurance coverage;

•	our ability to avoid defaults under our long-term contracts;

•	performance of third parties under our contractual arrangements and such third parties' observance of laws and regulations;

•	concentration of suppliers and customers;

•	geographic concentration of facilities;

•	increased competitiveness in the energy and waste industries;

•	changes in foreign currency exchange rates;

•	limitations imposed by our existing indebtedness and our ability to perform our financial obligations and guarantees and to refinance our existing indebtedness;

•	exposure to counterparty credit risk and instability of financial institutions in connection with financing transactions;

•	our ability to utilize net operating loss carryforwards;

•	restrictions in our certificate of incorporation and debt documents regarding strategic alternatives;

•	failures of disclosure controls and procedures and internal controls over financial reporting;

•	our ability to attract and retain talented people;

•	general economic conditions in the United States and abroad, including the availability of credit and debt financing and market conditions at the time our contracts expire; and

•
other risks and uncertainties affecting our businesses described in Item 1A. Risk Factors of Covanta's Annual Report on Form 10-K for the year ended December 31, 2012 and in other filings by Covanta with the SEC.

Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and we do not have, or undertake, any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.